EXHIBIT 99.1
                                                                    ------------

                    AGREEMENT FOR PURCHASE AND SALE OF SHARES
                    -----------------------------------------

                  This Agreement for Purchase and Sale of Shares (the "Agreement") is made and entered into as of the 21st day of April, 2003, by and between Bernard Weiss and Julie Heldman, as Co-Trustees of the Weiss Family Trust ("Seller"), Bernard Weiss and Julie Heldman, individually (collectively, "Weiss"), and Michael Prince ("Buyer"), a key employee of Signature Eyewear, Inc., a California corporation (the "Company"), with reference to the following facts and objectives:

                  (i) Seller owns 2,075,337 shares of the common stock of the Company, which represents approximately 37.3% of the issued and outstanding common stock of the Company, and the largest block of shares owned by a single shareholder of the Company;

                  (ii) The Company is a publicly-held corporation, the shares of which are traded on the Over the Counter Bulletin Board, but the Shares held by Seller are unregistered;

                  (iii) The Company is insolvent, and is materially delinquent in its obligations to many of its creditors, including its principal lender, City National Bank;

                  (iv) The Company is in the process of arranging a financial reorganization in order to forestall a bankruptcy filing by it or its creditors. That reorganization includes, inter alia, renegotiating its outstanding trade debt for immediate cash payment at a substantial discount, borrowing working capital from unaffiliated third parties, arranging for a take-out lender to pay off the Company's debt to City National Bank and to provide a debt structure that the Company can perform, obtaining an infusion of new capital through the issuance of convertible preferred stock, and obtaining investors to purchase the control block of shares owned by Seller as part of installing new management (collectively, the "Reorganization");

                  (v) Buyer is a participant in the foregoing reorganization as a facilitator and as a key employee of the Company, and Buyer has agreed to participate in the new management of the Company;

                  (vi) As a part of the Reorganization, Buyer has offered to purchase 475,337 shares from Seller (the "Shares"), and Seller is willing to sell the Shares to Buyer in order to facilitate the reorganization of the Company and to incentivize Buyer to continue to assist in the management of the Company, on the terms and conditions contained in this Agreement; and

                  (vii) The parties have agreed that, as additional consideration for the transaction contemplated hereby, they will enter into a mutual release relating to any claims arising from or in connection with the Reorganization.

                  NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

                  1. PURCHASE AND SALE OF SHARES. On the terms and conditions set forth herein, Seller hereby agrees to sell, transfer and deliver the Shares to Buyer, and Buyer hereby agrees to purchase the Shares from Seller.

                  2. PURCHASE PRICE; PAYMENT OF PURCHASE PRICE. The purchase price for the Shares shall be Five Thousand Seven Hundred Twenty Five Dollars ($5,725), payable in full by cashiers check on the execution hereof.

                  3. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller hereby represents and warrants to Buyer as follows:

                     3.1 OWNERSHIP. Seller has good and marketable title to the Shares, which are free and clear of all liens and encumbrances, and has the right to sell, assign, transfer, and deliver the Shares to Buyer without obtaining the consent of any other person or governmental authority. Bernard Weiss, acting alone, has all requisite power, legal capacity, and authority to execute this Agreement and to transfer and deliver the Shares on behalf of Seller.

                     3.2 NO ASSIGNMENT. Seller has not previously assigned or transferred, nor entered into any agreement to assign or transfer, to any party all or any portion of its right, title, or interest in and to the Shares.

                     3.3 COMPLIANCE. Except for consents required under the Company's license agreements, this Agreement and the consummation of the transactions it contemplates have not and will not result in any breach or violation of any term or provision of, or constitute a default under, any agreement, indenture, mortgage, deed of trust, judgment, order, law, or regulation to which Seller is a party or by which Seller is bound.

                     3.4 OMISSIONS. No representations or warranties by Seller contained in this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements and facts contained therein not misleading.

                     3.5 NO OTHER REPRESENTATIONS. Except as specifically set forth herein, Seller has made and is making no representations and warranties to Buyer regarding the Company, its assets, liabilities, business or prospects, or the value of the Shares, and Buyer must rely entirely on Buyer's own diligence with respect to such matters in consummating the transactions contemplated hereby. Seller acknowledges that, due to pressures from City National Bank based upon numerous forbearance agreements, as well as additional substantial collection pressures and litigation from numerous material creditors of the Company, very few alternative methods remain available other than this transaction in order to avoid the Company's bankruptcy.

                  4. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer hereby represents and warrants to Seller as follows:

                     4.1 AUTHORITY. Buyer has the full right, power, legal capacity, and authority to consummate all the transactions contemplated by this Agreement.

                     4.2 NO VIOLATION. This Agreement and the consummation of the transactions it contemplates have not and will not result in any breach or violation of any term or provision of, or constitute a default under, any agreement, indenture, mortgage, deed of trust, judgment, order, law, or regulation to which the Buyer is a party or by which Buyer is bound.

                     4.3 NO RELIANCE. Buyer acknowledges that he is solely responsible for his own diligence and investigation of the Company, that he has been given the right to conduct and has conducted such diligence as Buyer has deemed appropriate in connection with his purchase of the Shares, including, but not limited to, the right to inspect the assets, liabilities, books of account, and business of the Company, and all documentation and other relevant information relating thereto. Buyer has conducted his own diligence and review in connection with the transactions contemplated by this Agreement, and is not relying on any representations or warranties of Seller or the Company with respect to the business, operations, or prospects of the Company or the value of the Shares. In connection therewith, Buyer acknowledges that he is aware of the dire financial circumstances of the Company, including the potential bankruptcy of the Company, and the financial and management reorganization of the Company, as referenced in the recitals of this Agreement. Buyer further acknowledges that he, together with his financial advisors, has determined the price at which Buyer is willing to purchase the Shares.

                     4.4 SUITABILITY; RULE 144. Buyer has sufficient business or financial experience to have the capacity to protect his own interests in connection with his purchase of the Shares. Buyer understands that the Shares are unregistered "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act of 1933 and, accordingly, the Shares cannot be sold or transferred unless they are subsequently registered, or sold pursuant to Rule 144 or another applicable exemption from registration. Further, Buyer understands and acknowledges that the Company has no present plans to register the Shares, and that Buyer has no rights to require that the Shares be registered. Buyer is aware that his purchase of the Shares involves certain financial risk, and Buyer is financially able to sustain the lack of liquidity of the Shares for an indefinite period of time, and can afford a complete loss of its investment in the Shares.

                     4.5 OMISSIONS. No representations or warranties by Buyer contained in this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements and facts contained therein not misleading.

                  5. CONDITIONS TO CLOSING. The consummation of the purchase and sale of the Shares as contemplated by this Agreement is conditioned upon (i) the approval of the Board of Directors of the Company to this and all other transactions contemplated by the financial and management reorganization of the Company referenced in the recitals hereof (it being understood that Bernard Weiss will have an interest in such transactions and that the transactions must be approved by independent directors in accordance with California law), (ii) the simultaneous consummation of all of those other transactions, and (iii) the resignation of Bernard Weiss as the Chief Executive Officer and Director of the Company. The parties shall signify their satisfaction that all conditions have been satisfied by their execution and delivery of this Agreement.

                  6. CLOSING; DELIVERIES. The transactions contemplated by this Agreement shall be consummated on April 21, 2003, at the offices of Jeffer, Mangels, Butler & Marmaro, 1900 Avenue of the Stars, Seventh Floor, Los Angeles, California 90067, or at such other time and place as the parties hereto shall mutually agree. At the closing Seller shall deliver to Buyer the original stock certificate(s) representing the Shares, duly endorsed to Buyer; and Buyer shall deliver to Seller a cashiers check in the full amount of the purchase price. Alternatively, the Seller shall prepare suitable transfer instructions to the transfer agent or registrar of the Company, together with any evidence or documentary support, all as requested by the Company or such transfer agent or registrar, in order to effect the due transfer of the Shares to Buyer as contemplated herein. In this regard, Seller agrees to deliver the actual certificates representing the Shares, stock powers separate from the certificates, or any documents executed or notarized as directed by the Company or the transfer agent or registrar.

                  7. TERMINATION. This Agreement shall terminate and be of no further force and effect if the transactions contemplated hereby are not consummated on or before April 30, 2003, other than by reason of a failure of either party hereto to perform its obligations hereunder.

                  8. MUTUAL GENERAL RELEASE.

                     8.1 RELEASE. Seller, Buyer and Weiss, for and on behalf of themselves and each and all of their respective past, present and future partners, officers, directors, shareholders, agents, employees, attorneys, parent corporations, affiliates, subsidiaries, representatives, family members, heirs, executors, administrators, successors, transferees, and assigns (collectively, the respective "Related Parties"), hereby fully and forever release one another and their respective Related Parties from all claims, demands, debts, obligations, liabilities, costs, expenses, rights of action, causes of action or judgments of any kind or character whatsoever, whether known or unknown, suspected or unsuspected, contingent or absolute, direct or indirect, arising prior to the date hereof or that may hereafter be claimed to arise out of any action, inaction, event or matter occurring prior to the date hereof, which were, might, or could have been asserted against the other parties hereto or their respective Related Parties in connection with, arising out of, resulting from, or in any way relating to the negotiations, terms, planning or implementation leading to this Agreement and the Reorganization, or any documents, agreements, contracts, conduct, representations, business judgments, valuations, understandings or promises relating thereto, all of which are hereinafter sometimes called the "Released Claims"; provided, however, that the Released Claims specifically do not include the parties' obligations under this Agreement

                     The parties understand and agree that the Released Claims include all claims of any nature and kind whatsoever, whether known or unknown, suspected or unsuspected, and hereby expressly waive all rights under Section 1542 of the Civil Code of California, which provides as follows:

                     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

                     The parties, on behalf of themselves and their respective Related Parties, acknowledge that they may hereafter discover facts different from or in addition to those that they now know or believe to be true with respect to the Released Claims and agree that this Release shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery thereof.

                     8.2 NO PRIOR ASSIGNMENTS. The parties, on behalf of themselves and their respective Related Parties, hereby represent to each other that they have not heretofore assigned or transferred or purported to assign or transfer to any person or entity whatsoever, any of the Released Claims.

                     8.3 INDEMNITY. The parties hereby agree to indemnify and hold harmless each other and their respective Related Parties from and against any and all claims, demands, causes of action, obligations, liabilities, costs, and expenses, including actual attorneys' fees, based on, arising out of, or in connection with, any assignment, transfer or purported assignment or transfer of any of the Released Claims.

                  9. NOTICES. All notices, demands and other communications required, desired, or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given immediately if personally delivered or sent by telecopier, cable, telex or other electronic transmitting device; twenty-four hours after being delivered to overnight delivery couriers; or five days after mailing by registered or certified mail, postage prepaid, return receipt requested, addressed in accordance with the addresses set forth below, or to such other addresses of which notice is given pursuant to this
Section 7.

                  If to Seller      The Weiss Family Trust
                                    700 Haldeman Road
                                    Pacific Palisades, California  90272
                                    Attention: Mr. Bernard Weiss, Co-Trustee
                                    Telephone: (310) 454-2083

                  with a copy to:   Spolin, Silverman, Cohen & Bartlett
                                    1620 26th Street
                                    Suite 2000 North
                                    Santa Monica, California 90404
                                    Attention: Joseph P. Bartlett, Esq.
                                    Telephone: (310) 586-2400
                                    Facsimile: (310) 586-2444

                  If to Buyer:      Michael Prince
                                    498 North Oak Street
                                    Inglewood, California 90302
                                    Telephone: (310) 330-2700
                                    Facsimile: (310) 330-2770

                  10. MISCELLANEOUS. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior oral or written agreements, arrangements, understandings, representations, warranties and covenants between the parties. No supplement, amendment, or modification hereof shall be valid unless it is in writing and signed by the parties. If any portion of this Agreement is for any reason declared invalid or unenforceable by any court of competent jurisdiction, the remaining portions shall not be affected thereby and such remaining portions shall remain in full force and effect as if this Agreement had been executed with such invalid portion eliminated. This Agreement shall be governed by and construed in accordance with the laws of the State of California in effect from time to time. The parties agree that proper venue will be in Los Angeles County. In any action to enforce this Agreement (a) prior to the Closing to compel the purchase and sale of the Shares or (b) for a violation of the express warranties set forth herein, the prevailing party shall be entitled to recover as an element of its costs of the action, and not as damages, all attorneys' fees actually incurred in bringing the action and in enforcing any judgment or award therein. In any other action to enforce this Agreement the parties shall bear their own attorneys' fees. All of the terms, provisions, and obligations of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns. All written representations and warranties set forth in this Agreement will survive the consummation of the transactions contemplated by this Agreement and any investigations, inspections, examinations, or audits made by or on behalf of the parties. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which taken together shall constitute one and the same instrument. Each party shall execute and deliver all such further instruments, documents or similar materials, and shall perform any and all acts necessary, to give full force and effect to all of the terms and provisions of this Agreement.

                  IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first set forth above.


SELLER:                                           BUYER:

                                                  /s/ Michael Prince
THE WEISS FAMILY TRUST                            ------------------------------
                                                  Michael Prince

By: /s/ Bernard Weiss
    -----------------------------
    Bernard Weiss, Co-Trustee
                                                  WEISS

By: /s/ Julie Heldman                             /s/ Bernard Weiss
    -----------------------------                 -----------------------------
    Julie Heldman, Co-Trustee                     Bernard Weiss, individually


                                                  /s/ Julie Heldman
                                                  -----------------------------
                                                  Julie Heldman, individually